Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Omnibus Incentive Plan of Wynn Resorts, Limited of our reports dated February 28, 2020, with respect to the consolidated financial statements and schedule of Wynn Resorts, Limited and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
June 30, 2020